EXHIBIT 99.1

              [Letterhead of El Paso Energy Corporation]



             EL PASO ENERGY CORPORATION  STOCKHOLDERS
           OVERWHELMINGLY APPROVE MERGER WITH SONAT INC.

HOUSTON, TEXAS, June 10, 1999-El Paso Energy Corporation (NYSE:EPG) announced today that the company's stockholders have overwhelmingly approved the proposed El Paso Energy merger with Sonat Inc. (NYSE:SNT). In a special stockholders' meeting held today, El Paso Energy stockholders authorized the company to issue up to 750 million shares of common stock and 50 million shares of preferred stock. El Paso will issue approximately 110 million common shares to complete the $6 billion pooling of interests transaction with Sonat. Each Sonat common share will be converted into one share of El Paso Energy common stock when the merger is completed later this year. In a separate meeting held today, Sonat Inc. stockholders also approved the merger.

     "Today's votes bring us another step closer to completing the merger with Sonat," said William A. Wise, chairman, president and chief executive officer of El Paso Energy. "We are pleased to see such a strong show of support from our stockholders. This vote of confidence underscores our stockholders' recognition of the benefits of this combination and belief in our demonstrated capability to combine similar businesses."

     The approval of the Sonat merger by the El Paso stockholders will result in a defined change in control of El Paso pursuant to certain El Paso employee benefit plans. Consequently, in the second quarter of 1999, El Paso will record a charge currently estimated at $120 million pretax, or approximately $80 million after tax or $0.63 per share, for the accelerated amortization and vesting of benefits under these El Paso plans.

     There will be additional costs to be expensed in association with the merger in future quarters, including Sonat-related change in control costs and various legal, accounting, and financial advisory transaction costs. The exact timing and amount of these future charges will largely depend on when the merger closes, which is still anticipated to occur either late in the third quarter or early in the fourth quarter of 1999, concurrent with the completion of regulatory reviews.

     "This merger is consistent with our ongoing strategy of maintaining growth through significant acquisitions and mergers," added Wise. "Since our initial public offering in 1992, we have aggressively grown El Paso Energy through a series of successful transactions that have increased the value of our assets from $1 billion to over $10 billion. The Sonat merger will add another $4 billion in assets, for a total enterprise value of $14 billion. We will continue to execute this growth strategy in the future, positioning the company to capitalize on new opportunities in the rapidly converging energy marketplace."

     The merger with Sonat complements El Paso Energy's existing assets and services, and it creates opportunities for nearly all of El Paso's businesses. As a result of the merger, the company's 40,000 mile interstate natural gas pipeline system will be the
largest  in  the  United  States  both  in  pipeline  mileage   and
throughput, moving nearly 25 percent of all the natural gas transported in the country every day. The pipelines will access all major natural gas supply basins and serve dynamic market areas from coast to coast, including high growth markets in Florida, the southeast, and the northeast.

   A number of independent gas-fired power generation developments are underway along the eastern corridor, and the El Paso and Sonat pipelines are strategically positioned to serve these markets. The need for new electric generation facilities continues to grow throughout the country, providing the combined company with enhanced opportunities to leverage its energy marketing and power generation expertise as well. Both companies have strong, asset-based marketing organizations that provide utilities with fuel management and risk management services. In addition both companies are developing power plants to meet the ever-increasing demand for efficient, cost-effective electric generation.

The transaction will also provide new opportunities for El Paso Field Services Company, which has extensive gathering and processing facilities as well as the ability to connect to the best interstate pipeline network in the United States. Sonat Exploration has a substantial oil and gas exploration and production base that spans the southern United States from Texas to Alabama. El Paso Field Services' premier asset portfolio and market connections will provide Sonat Exploration's natural gas reserve base with access to burgeoning power markets. Additionally, through El Paso's ownership in Leviathan, the company will have the opportunity to offer offshore gathering and platform services to complement Sonat's exploration and production developments. At year-end, Sonat held 1.6 trillion cubic feet of natural gas equivalent reserves. Following the merger, the company will continue to develop and maintain these reserves, leveraging the strategic value of these holdings to the benefit of other business units.

      With over $10 billion in assets, El Paso Energy Corporation provides energy solutions through five business units: Tennessee Gas Pipeline Company, El Paso Natural Gas Company, El Paso Field Services Company, El Paso Energy Marketing Company, and El Paso Energy International Company. The company owns the nation's only integrated coast-to-coast natural gas pipeline system and has operations in natural gas transmission, gas gathering and processing, energy marketing, power generation and international energy infrastructure development. Visit El Paso Energy's web site at www.epenergy.com.

-more-

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that the anticipated future results will be achieved. Reference should be made to the company's (and its affiliates') Securities and Exchange Commission filings for additional important factors that may affect actual results.
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   Contacts:
   Media Relations:    Paula Delaney (713) 420-6885
                      Mel Scott (713) 420-3039

   Investor Relations: Bridget McEvoy (713) 420-5597